UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2023
RumbleOn, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane, Suite 110A
Irving, Texas		75038
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (214) 771-9952

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Sale of RumbleOn Finance Receivable Portfolio

On December 29, 2023, RumbleOn, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, its subsidiaries RumbleOn Finance, LLC and ROF SPV I, LLC (together, the “Subsidiaries”) and Clear Haven 2021 Trust, a Delaware statutory trust (“Buyer”). In accordance with the terms of the Purchase Agreement, the Company completed the sale of a portfolio of retail installment sales contracts and/or promissory notes secured by vehicle loans held by the Subsidiaries to the Buyer for an aggregate purchase price of $17.0 million (the “Portfolio Sale”). The net cash proceeds the Company received from the Portfolio Sale was approximately $3.0 million after the satisfaction of secured indebtedness, expenses, commissions, and fees. Following the Portfolio Sale, the Company remitted the net proceeds, available cash collections, and formerly restricted cash to Oaktree Fund Administration, LLC to reduce the Company’s outstanding debt under its Term Loan Credit Agreement dated August 31, 2021, as amended.

Other than in respect to the transactions discussed above in connection with the Purchase Agreement, there are no material relationships between the Company and the Buyer or any of its affiliates, or any director or officer or any associates of any such director or officer.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: January 4, 2024	By:	/s/ Mathew W. Grynwald
Mathew W. Grynwald
General Counsel and Secretary